Cazador HAS ENTERED INTO A LETTER OF INTENT

WITH A COMPANY FOR A BUSINESS COMBINATION

March 28, 2012-- Cazador Acquisition Corporation Ltd., a blank check company (the “Company”) (NASDAQ: CAZA, CAZAU, CAZAW), today announced that it has entered into a non-binding letter of intent (the “Letter of Intent”) to complete a business combination with a company. Pursuant to the Company’s Second Amended and Restated Articles of Association, the execution of the Letter of Intent affords the Company a six-month extension for completion of the business combination until October 14, 2012.

In addition, on March 23, 2012, the Board of Directors of the Company (the “Board”) accepted the resignation of Mr. Jay Johnston as Chairman of the Board, Director, and Co-Chief Executive Officer of the Company. Mr. Johnston’s resignation was not due to any disagreement with the Company. Mr. Francesco Piovanetti, our current Director, Co-Chief Executive Officer, President and Chief Financial Officer, has been appointed to replace Mr. Johnston as Chairman of the Board and will now serve as the sole Chief Executive Officer of the Company, effective immediately.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded or followed by or that otherwise include the words "believes," "expects," “anticipates," "intends," "projects," "estimates," "plans," and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Forward-looking statements in this release also include statements about business and economic trends. Investors should also consider the areas of risk described under the heading "Forward Looking Statements" and those factors captioned as "Risk Factors" in the Company’s periodic reports under the Securities Exchange Act of 1934, as amended, or in connection with any forward-looking statements that may be made by the Company.

The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Investor/Media Contact

Francesco Piovanetti

Chairman, CEO, CFO and President

787-993-9650

fp@cazador1.com